Mail Stop 3561                                            November 8, 2018


Mr. Daniel H. Schulman
President and Chief Executive Officer
2211 North First Street
San Jose, California 95131

       Re:    PayPal Holdings, Inc.
              Form 10-K for Fiscal Year Ended December 31, 2017
              Filed February 7, 2018
              File No. 001-36859

Dear Mr. Schulman:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.


                                                          Sincerely,

                                                          /s/ Jennifer Thompson

                                                          Jennifer Thompson
                                                          Accounting Branch
Chief
                                                          Office of Consumer
Products